                                                                    EXHIBIT 99.1

[NETWORK SOLUTIONS LOGO]


            NETWORK SOLUTIONS, DEPARTMENT OF COMMERCE AND ICANN REACH
              LONG-TERM AGREEMENTS FOR INTERNET'S DOMAIN NAME SYSTEM

                   Next Step in Evolution of Internet's Key Infrastructure

            HERNDON, VA., SEPTEMBER 28, 1999 - Reaching an important milestone in the development of the Internet, Network Solutions, Inc. (NASDAQ:
            NSOL), the U.S. Department of Commerce (DoC) and the Internet Corporation for Assigned Names and Numbers (ICANN) today announced a series of wide-ranging agreements to shape the future of the Internet's domain name system. Under the terms of the agreements, Network Solutions will be an accredited registrar through November 2004 with a right to renew indefinitely, and will also operate the registry for .com, .net and .org for at least four years. In the event Network Solutions separates the ownership of its registrar and registry assets, the term of the registry agreement will extend an additional four years.

            Also as part of today's agreements, Network Solutions formally recognized ICANN and agreed to operate the Network Solutions Registry in accordance with provisions of the registry agreement between ICANN and Network Solutions. The agreements establish important limits on ICANN's procedures and the subjects on which it can establish policies.

            Today's agreements address a wide array of issues that have been subject to negotiations during the past several months. The agreements include:

                 - A registry agreement between Network Solutions and ICANN outlining the provisions and policies for operation of the Network Solutions Registry

                 - A revised registrar accreditation agreement between ICANN and all registrars, including Network Solutions, registering names in the .com, .net and .org domains

                 - A revised, post-testbed registrar license and agreement
                   between Network Solutions' Registry and all registrars registering names in the .com, .net and .org domains

                 - An amendment to the Cooperative Agreement between the DoC and
                   Network Solutions

                 - An amendment to the Memorandum of Understanding between DoC and ICANN

            DoC and Network Solutions have endorsed the agreements announced today and ICANN's endorsement is subject to consideration of public comments. The agreements will be posted on ICANN's Web site http://www.icann.org/agreements.htm and ICANN will receive comments for the next 30 days. The ICANN board expects to make a final determination regarding this matter at its meeting on November 4, 1999. The agreements will also be posted on the DoC's Web site http://www.ntia.doc.gov and on Network Solutions' Web site at http://www.networksolutions.com.

            "This agreement ensures the Internet's progress, helps support the security and stability of the Internet, and strengthens the Internet's foundation for continued growth of global e-commerce," said Michael A. Daniels, Chairman, Network Solutions. "By supporting these agreements, NSI is affirming its leadership role in the Internet and its commitment to work for positive and constructive changes as the e-commerce revolution shapes the next millennium."

1 of 2

            "We will continue to work with the Internet community to ensure the appropriate transition to true self governance of the domain name system," said Jim Rutt, CEO, Network Solutions. "We are very confident about our agreements and will work closely with DoC and ICANN to move the process forward and address future issues in a manner that represent the consensus of the Internet community."

            Today's announcement also includes the extension of the testbed phase of Network Solutions' Shared Registration System for ICANN accredited registrars through November 5 to allow a period of public comment on the agreements announced today. Twelve companies, including Network Solutions, are registrars accessing the Shared Registration System to offer competitive .com, .net and .org registration services to end-users.

            About Network Solutions

            Founded in 1979, Network Solutions, Inc. (NASDAQ: NSOL) pioneered the development of registering Web addresses ending in .com, .net, .org and .edu. Network Solutions also provides Internet Technology Services that assist large commercial organizations in the evolution and management of their Internet technologies. For more information, see the www.networksolutions.com Web site.

            Network Solutions is the world's leading registrar, with more than 5 million net registrations. Network Solutions registers the majority of Web addresses worldwide through various channels including nearly 200 companies in its Premier program. Network Solutions has created value-added small business solutions through agreements with leading companies such as American Express (NYSE: AXP) and Microsoft (NASDAQ: MSFT). Through its Alliance Program, Network Solutions works closely with EarthLink (NASDAQ: ELNK), MindSpring Enterprises, Inc. (NASDAQ: MSPG), Interliant, Inc.(formerly Sage Networks, Inc.) (NASDAQ: INIT), ValueWeb (NASDAQ: ESPI) and Interland, Inc. Network Solutions also has entered into marketing agreements with companies including Yahoo! Inc. (NASDAQ: YHOO) and Netscape Communications Corporation.

            For Network Solutions, Media: Christopher Clough, chrisc@netsol.com
            (703) 742-4706, or Brian O'Shaughnessy, brianos@netsol.com (703) 326-6076. Investor Relations: Sean McClorey, smcclorey@netsol.com,
            (703) 326-6090.

            Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, uncertainty of Internet governance and regulation, increased competition in the domain name registration business, customer acceptance of new products and services offered by the company in addition to or as enhancements of its registration services, risks associated with the company's international business, uncertainty of future revenue and profitability and fluctuations in its quarterly operating results. More information about potential factors that could affect the company's business and financial results is included in the company's filings with the Securities and Exchange Commission, especially in the company's Registration Statement on Form S-3 filed on January 4, 1999, as amended, Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 1999.



2 of 2